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AMERON INTERNATIONAL CORPORATION (Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES ADVISORS, LLC, BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP. AND JAMES A. MITAROTONDA

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In the definitive proxy statement filed by the Barington Group with the Securities and Exchange Commission on February 25, 2011, the Barington Group references the following letters under the heading “Background of Proxy Solicitation”:

(i)

letters dated March 29, 2010 and July 9, 2010 sent to James S. Marlen, the Chairman, President and Chief Executive Officer of Ameron International Corporation (the “Company”);

(ii)

letter dated November 9, 2010 sent to the Board of Directors of the Company; and

(iii)

letter dated January 5, 2011 sent to the independent directors of the Company.

Copies of each of these letters are set forth below. Complete copies of such letters are also available at www.ourmaterials.com/ameron.

The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on February 25, 2011 to be used to solicit votes for the election of its nominee at the 2011 Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation.

THE BARINGTON GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AMERON TO READ THE DEFINITIVE PROXY STATEMENT WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.OURMATERIALS.COM/AMERON OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

*     *     *     *     *

Barington Capital Group, L.P.

888 Seventh Avenue, 17th Floor

New York, New York 10019

March 29, 2010

Mr. James S. Marlen

Chairman, President and Chief Executive Officer

Ameron International Corporation

245 South Los Robles Avenue

Pasadena, CA 91101

Dear Jim:

Barington Capital Group, L.P. represents a group of investors that currently owns approximately 3.7% of the outstanding common stock of Ameron International Corporation (“Ameron” or the “Company”).

We are convinced that the Company has a vast value potential that is not being realized.  While Ameron may have outperformed its Peer Group1 and the market as a whole over the past five and ten-year periods, the Company has underperformed these benchmarks over the past 6, 12, 18, 24 and 30-month periods as illustrated in the table below, and its stock is down over 50% from its all time high of $135.02 per share, closing Friday at $64.38 per share.

	6 Months	12 Months	18 Months	24 Months	30 Months
	(9/26/09 - 3/26/10)	(3/26/09 - 3/26/10)	(9/26/08 - 3/26/10)	(3/26/08 - 3/26/10)	(9/26/07 - 3/26/10)
Ameron International	-9%	+28%	-15%	-29%	-36%
Peer Group	-1%	+53%	-21%	-12%	-24%
Russell 2000 Index[2]	+11%	+58%	-4%	-2%	-16%
S&P SmallCap 600 Index[2]	+12%	+60%	-3%	-1%	-15%

It is our belief that the Company’s stock is significantly undervalued given Ameron’s long list of positive attributes, which include leading market positions, attractive end markets, valuable joint ventures and a healthy, asset-rich balance sheet.  In order to unlock Ameron’s value potential, however, we believe that the Company must address areas where, in our view, the Company is in need of improvement.  These areas include portfolio management, cost containment, executive compensation, the alignment of interests between management and stockholders, cash management, corporate governance and corporate communications.  We would therefore like to discuss with you a variety of measures that we believe will help address these issues and improve shareholder value for the benefit of all Ameron stockholders.

Portfolio Management

While Ameron has assembled an impressive array of businesses, we believe that the Company should rationalize its portfolio in order to better focus on its core Fiberglass-Composite and Water Transmission businesses.  It is our belief that Ameron has two glaring non-core businesses: TAMCO (Ameron’s 50%-owned steel mini-mill joint venture) and the Company’s Hawaii Infrastructure Division (which manufactures and markets crushed basalt aggregates, ready-mix concrete, concrete pipe, box culverts and utility manholes).  While both of these businesses have strong market positions, we believe that they are outside of the scope of Ameron’s core competencies and would be worth substantially more to a strategic buyer.  We therefore recommend that the Company promptly conduct a thorough review of all strategic alternatives for TAMCO and the Hawaii Infrastructure Division.

1   The Peer Group, as identified by Ameron in its most recent Form 10-K filing, is comprised of Dresser-Rand Group, Inc., Gibraltar Industries, Inc., Lufkin Industries Inc., Martin Marietta Materials, Inc., National Oilwell Varco, Inc., Northwest Pipe Co., Schnitzer Steel Industries, Inc., Texas Industries Inc., Trinity Industries, Inc., Valmont Industries, Inc. and Vulcan Materials Co.

2   Source: Capital IQ

Cost Containment

We believe that Ameron should be managing costs more aggressively in this difficult economic environment.  While we acknowledge the cost containment efforts you and your team have made over the last two years, we believe that expenses need to be further reduced.  We note, for example, that during the last twelve month period:

−

Selling, general and administrative (SG&A) expenses relative to sales at Ameron are approximately 18% versus approximately 11% for the Peer Group.

−

Corporate expenses relative to sales at Ameron are approximately 6% versus approximately 2% for the Peer Group.

−

Corporate expenses relative to sales at Ameron are approximately 6% versus approximately 3% for other like-sized industrial conglomerates. 3

We believe that the Company’s operating units can do more to contain costs, and recommend that the Company employ strict return on capital guidelines on future expenditures to ensure effective expense and capital controls.

Executive Compensation

We also believe that the Company needs to significantly reduce its expenditures in the area of executive compensation.  Given the size of Ameron, the payments to the Company’s executive team, and in particular, to you as its chief executive officer, appear to us to be excessive.  We highlight the following facts:

−

Over the past six years alone, Ameron has paid its top five executives over $77 million in total compensation.

−

As CEO of Ameron, you were paid over $39 million in cumulative compensation from 2004 through 2008.  In contrast, the average cumulative compensation paid to the CEOs of the Peer Group over the same time period was less than $22  million.4

−

The cumulative compensation paid to you as CEO of Ameron from 2004 through 2008 is approximately 9% of the Company’s current enterprise value.  In contrast, the average cumulative compensation paid to the chief executives of  the Peer Group over the same period is approximately 1% of the Peer Group’s average enterprise value.4

−

Ameron’s enterprise value is approximately 12% of the average enterprise value of the Peer Group of companies that the Company’s Compensation Committee utilized for purposes of establishing executive compensation for fiscal 2009.

Not only is the Board’s Compensation Committee using a “peer group” of companies much larger than Ameron to establish its compensation benchmarks, it is also compensating you as CEO in absolute terms significantly more than the average compensation paid to the chief executives in this group of larger companies.  It is therefore not surprising to us that the Company received a “D” grade in the area of pay-for-performance from Glass Lewis & Co. in its 2010 proxy report and that RiskMetrics Group stated in its March 15, 2010 proxy report that there is a “pay-for-performance disconnect at the company.”  RiskMetrics notes that it has repeatedly highlighted “concerns with respect to the Company’s benchmarking practices,” in particular the fact that “Ameron’s selected peer group has a median revenue that is more than three times the revenue of Ameron.”  We therefore strongly recommend that Ameron’s Compensation Committee reduce the pay of its executive officers to bring it in line with compensation paid at similarly sized companies.

Alignment of Interests between Management and Stockholders

Over the past six years, Ameron’s Board of Directors has awarded its executive management team approximately $16.4 million in annual stock grants and awards.  Nevertheless, according to the Company’s most recent proxy statement, Ameron’s executive officers beneficially owned less than 65,000 shares of common stock of the Company as of February 10, 2010, or less than $4.4 million worth of securities.  The discrepancy between these two numbers is primarily explained by the fact that when Ameron’s executive officers are granted equity as part of their compensation package they quickly sell any shares they have been awarded once they vest (despite the fact that a significant portion of their long-term compensation is already paid in cash pursuant to the Company’s Key Executive Long-Term Cash Incentive Plan).  We note, for example, that the Company’s executive management team has sold over $9 million worth of stock in the last 24 months alone.  Similarly, although you were awarded approximately $11.5 million in equity stock grants and awards between 2004 and 2009, you currently beneficially own only 14,213 shares.  We find management’s low level of stock ownership to be unacceptable and indicative of a lack of commitment to the enterprise they run on behalf of stockholders.

3   The Middleby Corportion, Kadant Inc., Gerber Scientific, Inc., Kennametal Inc., Nordson Corporation, Lincoln Electric Holdings, Inc., Gardner Denver, Inc., Briggs & Stratton Corporation, Tennant Company, Hardinge Inc. and PMFG, Inc.

4   2009 compensation data excluded, as it is not available for all members of the Peer Group.

These issues, along with the fact that two leading proxy advisory firms have stated that there is a pay-for-performance disconnect at the Company, are of concern to us as they call into question whether management’s interests are properly aligned with the interests of stockholders.  The Corporate Library, an independent provider of corporate governance and compensation information and analysis, raised these issues in its March 2, 2010 profile of the Company, giving the Company a “Very High Concern” rating with respect to its compensation practices.  The Corporate Library concluded in its report that “[o]verall, the company’s compensation programs and the Compensation Committee’s discretionary authority and the lack of company stock ownership requirements raises concerns over the alignment of executive interests with shareholder interests.”

We note that the Company does not have a minimum stock ownership policy for its directors or executive officers, nor has it disclosed a mandatory holding period for stock acquired from restricted stock and other grants after vesting.  To help better align the interests of stockholders and management, it is our belief that the Company should promptly enact these policies in accordance with “best practice” standards established by a leading compensation and governance authority.

Cash Management

We believe that the Company should consider alternative uses for its large cash balances.  According to the Company’s latest Form 10-K filing, as of November 30, 2009, Ameron held over $181 million in cash and cash equivalents.  We believe that Ameron should return excess cash to stockholders, after determining how much cash is needed to maintain an adequate cushion throughout its business cycle and setting aside capital for potential acquisitions to enhance the Company’s core Fiberglass-Composite and Water Transmission businesses.  It is our recommendation that the Company implement an aggressive share buyback program to take advantage of the current trading range of its common stock, and believe that Ameron should be able to reasonably commit at least $50 million to this endeavor.  Such a program should also benefit the Company by enhancing its Return on Equity and Return on Assets, both of which are below average when compared to the Peer Group.

Corporate Governance

It is our belief that the Company needs to improve its corporate governance in a number of areas, including by declassifying the Company’s Board of Directors, employing a majority voting standard for director elections and separating the Chairman and CEO positions.  We note that The Corporate Library has given the Company a “D” rating based upon Ameron’s current governance profile and that a stockholder has put forth a proposal on Ameron’s proxy statement for its 2010 annual meeting that would require the Chairman of the Board to be an independent director.  We join RiskMetrics and Glass Lewis in supporting this proposal, and encourage the Ameron Board to promptly appoint an independent Chairman.

While we support the recent decision of the Company to establish a succession plan for the CEO position, we do not believe that it is appropriate for the Company to wait until your successor has been appointed in 2011 to separate the Chairman and CEO positions and appoint an independent Chairman.  Furthermore, once a new CEO has been appointed and joins the Board, we do not believe that an outgoing CEO should continue to serve as Executive Chairman, Non-Executive Chairman or even as a director of the Company.  As Chairman, you would not be independent, and by retaining an executive position with the Company or a position on the Board, it could limit the ability of your successor to effectively lead the Company and raise confusion among employees as to who is ultimately in charge.

Corporate Communications

We believe that it is important for a public company to have a robust corporate communications program.  It is our belief that the consistent, proactive and accurate articulation of a company’s key investment attributes helps it forge a stronger relationship with the investment community.  This, in turn, can enhance a company’s valuation and improve the liquidity of its stock.

It is our view that the Company’s communication with the investment community has been inadequate.  We note, for example, that Ameron does not conduct quarterly or annual earnings conference calls – a standard practice for almost all exchange listed companies – and that the Company’s management team rarely (if ever) participates in investor conferences or road shows.  We strongly recommend that that the Company address this issue by beginning to hold investor conference calls and taking other steps to augment its communication and interaction with the investment community.

Conclusion

In conclusion, it is our strong belief that addressing the issues outlined above will help improve shareholder value at the Company for the benefit of all Ameron stockholders.  As significant stockholders in the Company, we are confident in the prospects of the Company and are committed to helping Ameron achieve its value potential.  We are therefore available at your convenience to review our suggestions with you in greater detail and answer any questions you may have.

We appreciate the time you and your team have spent with us over the last few months. We also appreciate that the Nomination Committee was willing to interview our suggested candidates for the Board of Directors of the Company.  While we are disappointed that none of our proposed candidates were invited to join the Board, given our relationship with you, we have chosen to forgo running a competing slate of directors at this year’s annual meeting in the hope that we can work with you in our capacity as a significant stockholder to improve the Company’s profitability and share price performance.  As you know, Barington has a long track record of successfully working with management teams and boards of public companies to develop plans to improve shareholder value.  You have seen this first-hand, as we have worked together as directors of A. Schulman, Inc., a company that has become a leader in its field and whose stock recently hit an all time high.

We look forward to hearing from you.

Sincerely yours,

/s/ James A. Mitarotonda

James A. Mitarotonda

*     *     *     *     *

Barington Capital Group, L.P.

888 Seventh Avenue, 17th Floor

New York, New York 10019

July 9, 2010

Mr. James S. Marlen

Chairman, President and Chief Executive Officer

Ameron International Corporation

245 South Los Robles Avenue

Pasadena, CA 91101

Dear Jim:

As significant stockholders of Ameron International Corporation (“Ameron” or the “Company”), we wanted to share our thoughts with you regarding the Company’s recent announcement that its Board of Directors has amended the Company’s Bylaws without stockholder approval in order to put in place new advance notice provisions regarding stockholder action.1

We were disappointed to learn that in this challenging economic environment the Board has elected to spend its time and the Company’s resources updating its defenses against stockholder initiatives.  The Company already has a vast array of provisions in place which have the effect of isolating the Board from Ameron’s stockholders.  These include a classified board of directors, restrictions on the ability of stockholders to call a special meeting or act by written consent, the absence of a majority voting standard in director elections, the ability of the Board to amend the Company’s Bylaws without stockholder approval, and an 80% supermajority voting requirement for stockholders to amend the Bylaws or approve certain types of business combinations.  One would think that if a company was truly stockholder focused, it would be unnecessary for it to have such a range of defensive measures in place.

We believe that it is more crucial for the Board to be focusing its efforts at this time on improving the Company’s financial and share price performance.  We therefore strongly recommend that you implement the measures we outlined in our March 29th letter to you.  These recommendations include reducing expenses, exiting non-core businesses, appointing an independent chairman of the board, aligning management interests with those of stockholders and improving Ameron’s corporate communication efforts.

Expense Reduction; Exit Non-Core Businesses

In our opinion, it is of foremost importance for the Company to reduce its corporate and operating expenses and bring its selling, general and administrative (SG&A) expenses in line with its peers.  While we have been told that the Company has already reduced expenses, we believe that further expense reductions are available and need to be taken promptly.

In addition, it is our belief that the Company should exit its non-core TAMCO joint venture and Hawaii Infrastructure business in order to better focus on its core Fiberglass-Composite and Water Transmission businesses.  As the Company’s results of operations for the second quarter ended May 30, 2010 indicate, Ameron’s Fiberglass-Composite Pipe Group continues to be the Company’s strongest performer, with sales increasing 16% year-over-year.  In contrast, TAMCO reported another quarterly loss while the Hawaii Infrastructure Division’s sales and segment income for the quarter were lower in 2010 as compared to 2009.  We therefore recommend that Ameron conduct a thorough review of all strategic alternatives for TAMCO and the Hawaii Infrastructure Division, including the sale to a strategic buyer that may be willing to pay a premium for these businesses.

1   The announcement was contained in the Company’s latest Form 8-K filing dated June 25, 2010

Appoint an Independent Chairman of the Board

We continue to believe that the Company needs to improve its corporate governance in a number of areas, including by appointing an independent chairman of the board.  The stockholders of Ameron overwhelmingly support this recommendation, as indicated by the fact that over 67% of the shares voting at the 2010 annual meeting voted in favor of a stockholder-proposed Bylaw amendment that would have required the chairman of the board to be an independent director.  Unfortunately, amending Ameron’s Bylaws requires the affirmative vote of 80% of the outstanding shares of the Company.  This is an extremely difficult threshold to achieve, especially considering that barely 80% of the outstanding shares voted on the proposal.  We therefore add to our list of recommendations to improve the Company’s corporate governance that Ameron remove the supermajority voting requirements for stockholders to amend its Bylaws and approve certain types of business combinations.  We hope, however, that the Board will voluntarily appoint an independent chairman so that future stockholder votes on this issue are not necessary.

Alignment of Interests between Management and Stockholders

We were pleased to see that the Ameron Board took our advice and implemented a minimum stock ownership policy for its directors and executive officers.  It’s about time.  While we have questions concerning some of the provisions of the policy, we support the decision of the Board to take action to “better align the interest of the CEO and directors of the Company with the interests of the Company’s stockholders.”

We hope that the Board will also implement our other suggestions to better align the interests of management and stockholders.  Among other things, we are convinced that the Company needs to reduce its executive compensation expenditures quickly and judiciously and establish new executive compensation guidelines to address the pay-for-performance disconnect at the Company.2 The Company’s compensation practices have been widely criticized by a number of proxy advisory firms and in our view must be revised promptly.3

Improve Corporate Communication

We note that the Company has again elected not to hold an investor conference call in connection with its quarterly earnings release and has failed to announce any other steps it has implemented to augment stockholder communication.  To the contrary, it appears to us that the Company has taken efforts to limit the ability of stockholders to speak with you, as when I last called you to discuss our recommendations, I was referred to other members of your management team.

Ameron is not a private company.  It is owned by its public stockholders and should be operated in their best interests.  It is our hope that the Company will communicate more openly with its stockholders and carefully consider their suggestions to improve shareholder value.

Sincerely yours,

/s/ James A. Mitarotonda

James A. Mitarotonda

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2   RiskMetrics Group stated in its March 15, 2010 proxy report that there is a “pay-for-performance disconnect at the company” and Ameron received a “D” grade in the area of pay-for-performance from Glass Lewis & Co. in its 2010 proxy report.  Similarly, The Corporate Library, in its March 2, 2010 profile of the Company, gave the Company a “Very High Concern” rating with respect to its compensation practices and noted that there are a number of concerns at Ameron that call into question the alignment of executive interests with shareholder interests.

3   See, for example, RiskMetrics Group’s March 15, 2010 proxy report

2

Barington Capital Group, L.P.

888 Seventh Avenue

New York, New York 10019

November 9, 2010

The Board of Directors

Ameron International Corporation

245 South Los Robles Avenue

Pasadena, CA 91101

Gentlemen:

We are pleased that Ameron International Corporation (“Ameron” or the “Company”) followed our recommendation and sold its ownership interest in TAMCO and will be returning excess cash to stockholders through a $50 million stock repurchase program and a $3.00 per share special dividend.  While we believe that it would be more beneficial if the Company returned cash to stockholders through a tender offer instead of through periodic stock repurchases and a special dividend,1 it is our belief that the actions taken are still helpful first steps toward improving shareholder value at Ameron.

We believe that there is still much more work to be done, however, and are concerned because action only seems to be taken by James Marlen, the Chairman, President and Chief Executive Officer of Ameron, in response to stockholder pressure.  We therefore hope that as directors of Ameron, you will ensure that the Company’s management team carefully considers our other recommendations set forth in our March 31, 2010 letter to Mr. Marlen.  Particular emphasis should be placed on our suggestions regarding cost containment, selling Ameron’s Hawaii Infrastructure business (which we believe is non-core and would be worth substantially more to a strategic buyer), and strategically focusing on Ameron’s core Water Transmission and Fiberglass-Composite businesses.  We believe that the Company should be aggressively pursuing opportunities to grow these two core businesses, including by acquisition.  Among other things, we believe that the Company should expand the Water Transmission Group, which is concentrated in the Southwest, into new regional markets, and explore growth opportunities overseas for the Fiberglass-Composite Pipe Group, including in the Middle East and Asia.

With respect to the other areas addressed in our letter that are the responsibility of the Board, including executive compensation and corporate governance, it is our belief that your record as directors leaves much to be desired.

For example, the Board has a long history of paying what we believe to be unjustifiably high executive compensation to Mr. Marlen. Since 2004, the Board has paid Mr. Marlen over $45.3 million in total compensation.  According to the Company’s latest proxy statement, the Board’s Compensation Committee has been utilizing a group of 11 publicly-traded companies for comparability purposes when establishing executive compensation.2  However, over the same time period, the average cumulative compensation paid to the CEOs of this peer group was only $26.3 million, meaning that the Board has paid Mr. Marlen approximately $19 million, or approximately 72%, more in total compensation than was paid on average to the CEOs in the peer group.  Of equal concern to us is the fact that Ameron is so much smaller in terms of enterprise value than the companies in the “peer group” selected by the Compensation Committee.  As of the close of business yesterday, the average enterprise value of the peer group was approximately $4.32 billion.  Ameron’s enterprise value, however, is only $560 million, which is smaller than all but two of the 11 companies in the peer group and approximately 13% of the group’s average enterprise value.  As a result, over this time period the Board has not only been using a group of companies much larger than Ameron to establish its compensation benchmarks, but has also been compensating Mr. Marlen in absolute terms significantly more than the average cumulative compensation paid to the CEOs in this group of much larger companies.

1   In our opinion, stockholders would benefit more if the Company promptly commenced a tender offer to repurchase one million shares of common stock.  A tender offer of this size would materially decrease the number of shares outstanding in short order, which should, in turn, increase the Company’s stock price.  The special dividend will not decrease the number of shares outstanding and we are concerned that it could take the Company years to repurchase $50 million in stock under its stock repurchase program.

2   The companies selected by the Compensation Committee for purposes of setting executive compensation consist of Dresser-Rand Group, Inc., Gibraltar Industries, Inc., Lufkin Industries Inc., Martin Marietta Materials, Inc., National Oilwell Varco, Inc., Northwest Pipe Company, Schnitzer Steel Industries, Inc., Texas Industries Inc., Trinity Industries, Inc., Valmont Industries, Inc. and Vulcan Materials Company.

In the area of corporate governance, we have noticed that you recently amended the Bylaws of Ameron to require that the Chairman of the Board be an independent director in accordance with our recommendation.  Unfortunately, like a number of other actions the Board has taken recently in the area of corporate governance, it appears to us to be, in many respects, more show than substance.

As stockholders, we support bylaw provisions that require public companies to appoint an independent Chairman.  A board of directors is responsible for selecting and replacing the CEO, setting executive pay and monitoring and evaluating the CEO’s performance.  In our view, it is difficult for a board to fulfill these basic duties in the best interests of stockholders if it is being led by the same person that the board is responsible for overseeing.

We believe that there is clearly an immediate need for an independent Chairman at Ameron, as while Mr. Marlen has been CEO, significant concerns have been raised by independent proxy advisory firms regarding the compensation practices of the Company and the alignment of executive and stockholder interests.3  Unfortunately, the Bylaw provision you implemented will not require the Company to appoint an independent Chairman until 2012, after Mr. Marlen is no longer employed by the Company.  As a result, it appears that this Bylaw amendment will provide little substantive benefit to the Company and its stockholders in the near term.

It appears that this is also the case with the Board’s new policy regarding minimum stock ownership for executive officers.  In light of the historically low ownership of Ameron stock by Mr. Marlen, we were initially pleased to see that you followed our recommendation and implemented a requirement that the CEO own common stock equal in value to three times his base salary.  Unfortunately, the policy you implemented provides Mr. Marlen, who is slated to retire in 2012, with five years to satisfy this requirement.  It is unclear to us why Mr. Marlen should be given so long to comply with this new policy, as since Mr. Marlen became CEO in 1993, he has earned over $84 million in total compensation and has been awarded almost $32 million in equity stock grants and awards.  It is also unclear to us why despite the generous compensation that has been paid to Mr. Marlen, there is no requirement for him to invest in the Company at market prices.  From what we can tell from public filings, Mr. Marlen only owns shares of Ameron that were awarded to him by the Board and has failed to purchase even one share of stock in the Company that he runs in the open market.

Finally, we were deeply disturbed by the Company’s announcement this past March that the Board had amended Mr. Marlen’s employment agreement with the Company to, among other things (a) extend the term of the agreement until March 31, 2012, (b) increase his base salary to $963,000 per year and (c) provide that he will continue to serve as Executive Chairman after the Company appoints a new Chief Executive Officer until the expiration of his employment agreement in 2012.  We agree that the Company should initiate a search for a new CEO and strongly encourage the Board to begin that process as promptly as possible, as opposed to “in early 2011” as was announced in the Company’s March 22nd press release.  We believe, however, that it is a mistake to leave Mr. Marlen on the Board as Executive Chairman once a new CEO is named.  It is our belief that doing so could undermine the new chief executive’s ability to lead the Company and pursue his own strategic direction, create confusion within the Company as to who is ultimately in charge, and hinder the ability of the Company to recruit top candidates for the job.4  It is therefore our strong recommendation that the Board appoint an independent Chairman to run the Board once a new CEO is named.  As a former CEO, Mr. Marlen would not be independent.  In our view, the Company and its stockholders would be served best if Mr. Marlen resigned from the Board, but remained available to provide advice to the new CEO on a consulting basis.

We continue to remain convinced that Ameron has a vast value potential that has not been realized and that its stock could appreciate considerably in value if the Company fully implements the operational, strategic and governance recommendations outlined in our March 2010 letter.  Unfortunately, stockholders have yet to hear how Mr. Marlen intends to address these matters, as he and his management team do not hold earnings conference calls and have failed to host an investor conference to present to stockholders their plan to improve shareholder value at Ameron.  It is astonishing to us that you have permitted Mr. Marlen to limit the information provided to stockholders and their ability to ask questions of management for so long.

3  RiskMetrics Group stated in its March 15, 2010 proxy report that there is a “pay-for-performance disconnect at the company” and Ameron was given a “D” grade in the area of pay-for-performance from Glass Lewis & Co. in its 2010 proxy report.  Similarly, The Corporate Library, in its March 2, 2010 profile of the Company, gave the Company a “Very High Concern” rating with respect to its compensation practices and stated that there are a number of concerns at Ameron that call into question the alignment of executive interests with stockholder interests.

4   See, The Conference Board’s September 2010 report entitled “Retaining Former CEOs on the Board,” which noted that “[i]t is unlikely that appointing the former CEO as chairman will ensure the level of independence that yields corporate governance benefits; to the contrary, the situation may result in an ambiguous chain of command.”  The report also stated that “[t]he continued involvement of the retired CEO also poses the concrete risk of undermining the new leadership since the new CEO could be constrained by an overzealous predecessor.”

2

As the examples listed above illustrate, the Board has been extremely responsive to the needs of Mr. Marlen and has implemented a wide variety of policies and employment arrangements for his benefit.  However, as directors of a publicly-traded company, the Board has a fiduciary duty to see that the Company is run in the best interests of its stockholders, not in the best interests of its CEO.  We therefore call upon you to ensure that meaningful initiatives are implemented now for the benefit of the stockholders to address the issues outlined in our letter, not some time in the future after Mr. Marlen finally retires from office.

Sincerely yours,

/s/ James A. Mitarotonda

James A. Mitarotonda

*     *     *     *     *

3

Barington Capital Group, L.P.

888 Seventh Avenue

New York, New York 10019

January 5, 2011

David Davenport

J. Michael Hagan

Terry L. Haines

William D. Horsfall

John E. Peppercorn

Barry L. Williams

c/o Ameron International Corporation

245 South Los Robles Avenue

Pasadena, California 91101

To the Independent Directors of Ameron International Corporation:

As significant stockholders of Ameron International Corporation (“Ameron” or the “Company”), we call upon you to promptly replace James S. Marlen as the Company’s Chairman, President and Chief Executive Officer as we believe that he poses a hindrance to value creation at Ameron.

While it appears that the sale of the Company’s ownership interest in TAMCO in accordance with our recommendation has begun to improve shareholder value at Ameron, we are convinced that the Company continues to have a vast value potential that is not being realized.  Given Ameron’s long list of positive attributes – including a healthy, asset-rich balance sheet, valuable joint ventures, attractive end markets and leading market positions for its businesses – we believe that the Company’s common stock should be trading well above $100 a share.  It is our belief that Mr. Marlen has failed for years to take full advantage of the tremendous opportunities for long-term value creation available for Ameron and lacks strategic direction, having failed to announce a strategic vision for the Company.

The Board had the opportunity to replace Mr. Marlen as Ameron’s Chairman and CEO in March 2010, but instead decided to renew his employment agreement for another two years, stating in a March 22, 2010 press release that “[t]he Company has had a remarkable track record of financial successes that have created significant value for our shareholders” during Mr. Marlen’s tenure.  A careful examination of the Company’s financial statements, however, reveals that significant portions of the “financial successes” that have occurred during Mr. Marlen’s tenure have been attributable to income earned from Ameron’s joint ventures, asset sales and tax and inventory adjustments (as opposed to income earned from the performance of the Company’s businesses that Mr. Marlen is responsible for managing).  The table below shows the percentage of reported net income that is attributable to these and other sources from 2004 through 2009 based on information disclosed in the Company’s public filings:

(Numbers in thousands)
	2009	2008	2007	2006	2005	2004

Reported Net Income	$33,300	$58,592	$67,239	$52,200	$32,610	$13,459

Selected Contributors to Net Income:

Joint Venture Income	($2,415)	$12,944	$16,976	$13,550	$12,797	$9,680
% of Reported Net Income	-7.3%	22.1%	25.2%	26.0%	39.2%	71.9%
Sale of Assets Income	$293	($44)	($11)	$5,744	($143)	$8,503
% of Reported Net Income	0.9%	-0.1%	0.0%	11.0%	-0.4%	63.2%
Inventory - Reduction in LIFO Reserve	$2,590	$1,198	$0	$0	$0	$0
% of Reported Net Income	7.8%	2.0%	-	-	-	-
Miscellaneous Income	$1,598	$2,768	$1,925	$1,795	($42)	$603
% of Reported Net Income	4.8%	4.7%	2.9%	3.4%	-0.1%	4.5%
Tax Adjustments	$2,686	$4,541	$10,047	$7,723	$0	$0
% of Reported Net Income	8.1%	7.8%	14.9%	14.8%	-	-

It appears to us that credit for much of the financial successes that have been achieved during Mr. Marlen’s tenure should be attributed not to Mr. Marlen, but to his predecessors.  When Mr. Marlen took office in June 1993, Ameron was already party to TAMCO and the Company’s other joint ventures.  Mr. Marlen is therefore the beneficiary of profitable joint venture arrangements that were already in place, which he has failed to materially expand or supplement with new joint ventures.  Furthermore, as Ameron is an old company with its earliest antecedents dating back over 100 years, when Mr. Marlen became CEO the Company already owned a wide variety of properties and assets that were worth significantly more than the value at which they were carried on the Company’s balance sheet.  Over Mr. Marlen’s tenure, he appears to have taken advantage of the Company’s asset-rich balance sheet, making liberal use of property and asset sales which have enhanced the reported financial results of the Company.

With the exception of the Company’s Fiberglass-Composite Pipe Group, the Company’s business segments that Mr. Marlen is responsible for managing have performed poorly during his tenure.  According to the Company’s public filings, from 1994 to 2009, the Water Transmission Group’s earnings before interest and taxes (EBIT) have decreased from $3.2 million to $1.9 million, while margins have fallen from 3.2% to 1.1%.  Similarly, the Infrastructure Products Group’s EBIT has decreased from $16.7 million to $13.2 million over the same time period, while its margins have fallen from 14.4% to 9.2%.  We also understand that there is no apparent internal candidate for Mr. Marlen’s job that he has been grooming.  We have been informed that Mr. Marlen has frequently demoted potential internal successors, including through internal reorganizations announced in October 2009 and April 2010, perhaps to ensure that he remains in office as long as possible.

It appears to us that the primary achievement of Mr. Marlen – who has earned over $66 million in total compensation during his 16+ years as CEO – has been creating wealth for himself and his family.  For example, it has come to our attention that all three of Mr. Marlen’s sons have been employed in senior positions by the Company or one of its joint venture partners.  This is extremely disturbing to us in light of the fact that their employment has not been disclosed to the stockholders of Ameron in a timely fashion, if disclosed at all.1 It also raises a wide variety of questions that, as stockholders of the Company, we believe need to be answered, such as (a) whether Mr. Marlen’s sons had relevant business experience for the positions, (b) whether the positions filled were existing or newly-created, (c) whether the job openings were publicized and other candidates considered for the positions, and (d) whether the Board knew and approved of such employment, having determined that the employment of Mr. Marlen’s sons was in the best interest of the Company and its stockholders.  We are also concerned that the Company may not have publicly disclosed all of the perquisites and other benefits that have been provided or made available to Mr. Marlen.  These include, by way of example, an apartment in Pasadena that we understand the Company rents for Mr. Marlen’s use.

By letter dated December 10, 2010, we submitted a request under Delaware law to obtain information to investigate and communicate with the Company’s stockholders regarding these and other matters, which include other instances of potential wrongdoing or mismanagement by Mr. Marlen.  We were not surprised when the Company’s general counsel, who reports to Mr. Marlen, informed us in writing that “the Company declines to permit inspection of the documents requested.”  In light of the refusal of the Company’s management team to grant us access to its books and records to permit us to conduct an investigation, we strongly suggest that you investigate these and the other serious matters addressed in our inspection request and report your findings to stockholders. 2

In addition, we also recommend that the Board speak on a confidential basis with employees and members of the management team of Ameron to assess Mr. Marlen’s performance as CEO, including the work environment at the Company and the morale of employees since Mr. Marlen has been in office ..  It has come to our attention that employee morale at the Company is extremely low as Mr. Marlen apparently runs Ameron by fear and intimidation.  We have also been informed that the atmosphere at the Company stifles the suggestion of new business initiatives by members of Mr. Marlen’s management team as well as healthy discussion and debate regarding business initiatives proposed by Mr. Marlen.

1  See, David Enrich, “More Firms Disclose Family Ties After Disney’s SEC Settlement,” The Wall Street Journal (March 16, 2005).  In this article, Ameron acknowledges that it may have “slipped up” by not timely disclosing that John Marlen, the son of Chairman and CEO James S. Marlen, was employed by the Company’s water transmission group as Group Safety Manager.  While John Marlen’s employment was eventually disclosed to stockholders in the Company’s proxy statement, to date there has been no public disclosure that Mr. Marlen’s son James R. Marlen is employed by the Company’s Fiberglass-Composite Pipe Group as a Senior Marketing Manager or that his son Andrew Marlen was employed as a Senior Vice President – Sales and Marketing of TAMCO.

2   Although Delaware law permits us to commence litigation to compel the Company to provide us with the information we requested, in an effort to conserve the Company’s resources, we decided to contact you as the independent members of the Board to inform you of the serious matters set forth in our inspection request and to obtain your assurance that the Board intends to investigate these matters.  Accordingly, this letter should not be viewed as a waiver of any rights that we may have, under Section 220 of the General Corporation Law of the State of Delaware, or otherwise. Notwithstanding our desire to avoid the expenditure of time and resources that will result from the commencement of litigation, please note that if we do not obtain adequate assurance that the Board intends to promptly investigate these matters and report its findings to stockholders, we intend to seek an order from the Delaware Court of Chancery to compel the Company to permit us to inspect and copy its books and records so that we may perform our own independent investigation and ensure that the findings are properly disclosed to the stockholders of Ameron.  Please note that following our investigation we reserve the right to take such further action as we deem appropriate, which may include the commencement of litigation against Mr. Marlen and/or members of the Board for failing to satisfy their fiduciary duties to stockholders.

2

In closing, we have attached for your reference an August 15, 2006 speech given by Roel C. Campos, a former Commissioner of the U.S. Securities Exchange Commission, entitled “How to be an Effective Board Member.”  In the speech, Mr. Campos states that directors should have an open mind when confronted by stockholders (as, after all, they do own part of the company), and that a Board should challenge management to explore stockholder claims before adopting a “friend or foe” status.  Mr. Campos also recommends that directors not settle for what is acceptable but should strive for what best benefits the company’s stockholders as a whole.

As the independent directors of Ameron, it is our hope that you will follow the advice of Mr. Campos and ensure that these matters are promptly investigated and addressed.  Based upon the information set forth above, we have lost confidence in the leadership of Mr. Marlen and believe that his successor should be promptly identified.  We recommend that the new chief executive be someone with exceptional integrity and proven managerial experience, who possesses the ability to energize Ameron’s employees and grow its core businesses.  With the right leader at the helm, we are convinced that the Company’s vast value potential can be realized, to the benefit of all stockholders of Ameron.

Sincerely yours,

/s/ James A. Mitarotonda

James A. Mitarotonda

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